                                                                     EXHIBIT 5.1



                                 April 15, 2003

MicroIslet, Inc.
6370 Nancy Ridge Drive, Suite 112
San Diego, California 92121

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by MicroIslet, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of up to 6,501,468 shares of the Company's common stock, $.001 par value (the "Shares"), on behalf of the selling stockholder named in the Registration Statement (the "Selling Stockholder"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company's Articles of Incorporation, as amended, the Company's Amended and Restated Bylaws, the corporate proceedings taken by the Company in connection with the issuance of the Shares, the Common Stock Purchase Agreement dated April 1, 2003 between the Company and the Selling Stockholder (the "Purchase Agreement"), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized, (ii) 501,468 of the Shares are validly issued, fully paid and non-assessable and (iii) 6,000,000 of the Shares, when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                    Very truly yours,

                                    /S/ PROCOPIO, CORY, HARGREAVES & SAVITCH LLP
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                                    PROCOPIO, CORY, HARGREAVES & SAVITCH LLP